Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of March 13, 2015, is made by and between Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Corporation”), and Joshua B. Goldstein (“Goldstein”, and together with the Corporation, the Parties”).

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement, effective as of January 20, 2014, together with any Amendments thereto (the “Employment Agreement”);

WHEREAS, Goldstein’s service as the Executive Vice President, Chief General Counsel and Corporate Secretary of the Corporation terminated effective as of March 13, 2015 (the “Termination Date”), at which time his employment terminated in accordance with Section 5(b) of the Employment Agreement;

WHEREAS, the Parties desire to enter into this Agreement, which sets forth certain terms relating to the termination of Goldstein’s employment and provides for certain payments and benefits that will be made to Goldstein as a result of his termination of employment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of Employment.

(a) The Parties acknowledge and agree that (i) Goldstein’s services as the Executive Vice President, Chief General Counsel and Corporate Secretary of the Corporation terminated effective as of March 13, 2015 and (ii) Goldstein’s employment with the Corporation and its affiliates will terminate as of the Termination Date. Goldstein has resigned or hereby resigns all positions he has held as an officer and director of the Corporation and its subsidiaries and affiliates and any other entity set forth on Exhibit A hereto, effective as of the date hereof, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Corporation to further effectuate or further memorialize the resignation from such positions.

(b) Within fourteen (14) days after the Termination Date, the Corporation will pay Goldstein a lump sum cash payment in respect of Goldstein’s (i) accrued but unpaid base salary earned through the Termination Date, and (ii) accrued but unused vacation time earned through December 31, 2014. In addition, the Corporation will reimburse Goldstein for all business expenses incurred on behalf of the Corporation through the Termination Date, in accordance with the Corporation’s policies with respect to the reimbursement of expenses.

2. Severance Payments and Benefits. If Goldstein (a) executes this Agreement effective as of the date hereof, and the revocation period described in Section 8 hereof expires within 7 days after the Termination Date (the date on which such revocation period expires, the “Release Effective Date”) and (b) continues to comply with his fiduciary obligations to the Corporation, the covenants under Sections 6(d), 6(e), and 6(g) of the Employment Agreement and any other material ongoing obligations to which he is subject, then Goldstein will be entitled to the following (the “Severance Benefits”):

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(a) An amount in cash equal to the sum of (i) $335,687.00 (the “Base Salary Payments”) and (ii) $18,134.04 (the “Welfare Benefit Payments”), payable in substantially equal installments for 12 months following the Termination Date (the “Payment Period”) in accordance with the Corporation’s normal payroll practices; provided that (A) the first such payment shall be made on the first regularly scheduled payroll date following the Release Effective Date (the “Initial Payment Date”) and shall include an additional amount that would have otherwise been made between the Termination Date and the Release Effective Date if such payments had commenced on the Termination Date and (B) if Goldstein commences alternate employment or self-employment at any time prior to the first anniversary of the Termination Date, the remaining Base Salary Payments shall be reduced in amount (to zero if applicable) by Goldstein’s salary, wages and other taxable income received or earned or fair market value of vested equity interests received or granted from such alternate employment or self-employment;

(b) A lump sum cash payment equal to the product of (i) the cash bonus, if any, that would have been paid to Goldstein pursuant to the terms of the Annual Incentive Plan in which Goldstein participates in respect of the 2015 fiscal year had he remained in employment and (ii) a fraction, the numerator of which is the number of days that elapsed in the 2015 fiscal year through the Termination Date and the denominator of which is 365, payable on the date such bonuses are paid to then-current employees of the Corporation;

(c) 19,426 shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively the “Shares”) or cash equivalent of the Shares to be determined at the sole discretion of the Corporation, to be delivered on the Initial Payment Date in settlement of the 19,426 restricted stock units previously granted to Goldstein that were scheduled to vest on January 30, 2016 under the Restricted Stock Unit Award Agreement by and between the Corporation and Goldstein, dated as of January 30, 2014 (the “RSU Award Agreement”).

Notwithstanding any other provision of this Agreement to the contrary, if, on or following the Termination Date, Goldstein fails to comply with his fiduciary obligations to the Corporation or materially breaches any of the covenants under Section 6(d), 6(e), or 6(g) of the Employment Agreement or any other material ongoing obligations to which he is subject, then (A) Goldstein shall immediately forfeit his right to receive the Severance Benefits, to the extent then unpaid, and (B) the Corporation shall be entitled to require that (x) Goldstein repay to the Corporation an amount in cash equal to the gross amount of the Severance Benefits previously paid to him pursuant to Sections 3(a) and 3(b) hereof, if applicable, and (y) Goldstein return to the Corporation each Share that he received pursuant to Section 3(c) hereof, or to the extent he no longer holds all such Shares, that he repay to the Corporation an amount in cash equal to the fair market value of such Shares that he no longer holds, determined based on the greater of the closing market price of the Shares as of the day prior to the Release Effective Date or the closing market price of the Shares as of the date on which he sold such Shares. The Corporation will provide Goldstein with written notice of the breach and give him ten (10) days to either cure the breach, to the extent curable, or explain why he does not believe there has been a breach. Goldstein shall be required to repay the applicable amount, and return any applicable Shares, within fourteen (14) days following the end of the cure period. This paragraph shall be in addition to any other remedy at law or in equity available to the Corporation. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, nothing in this Agreement or the Employment Agreement is intended to prevent Goldstein from communicating directly with the Securities Exchange Commission, or other regulatory or legal agency staff about a possible securities law violation or breach of law.

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3. Goldstein Acknowledgements and Covenants.

(a) Goldstein acknowledges that the Corporation has provided him with all monies and benefits to which he is owed under the Employment Agreement, the RSU Award Agreement or otherwise, and that the Corporation’s agreement to provide the Severance Benefits is solely in exchange for the promises, releases and agreements of Goldstein set forth in this Agreement. Goldstein further acknowledges that such Severance Benefits do not constitute an admission by the “Releasees” (as defined below) of liability or of violation of any applicable law or regulation. The Releasees expressly deny any liability or alleged violation and state this arrangement has been made in recognition of Goldstein’s service to the Corporation and for the purpose of compromising any and all claims of Goldstein without the cost and burden of litigation. Goldstein acknowledges and agrees that he is required to execute and continue to comply with the terms of this Agreement as a condition to receiving the Severance Benefits, and would not be entitled to the Severance Benefits if he did not do so.

(b) Goldstein shall provide written notice to the Corporation if he commences alternate employment or self-employment during the Payment Period.

4. General Release of Claims.

(a) Goldstein and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Corporation and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Goldstein now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Goldstein signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Goldstein’s service as an officer, director or employee, as the case may be, of the Corporation and its subsidiaries and affiliates, (B) any transaction prior to the date upon which Goldstein signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) the Amended and Restated Employment Agreement by and between the Corporation and Goldstein, dated as of January 20, 2014 (the “Employment Agreement”), (D) all cash incentive awards, and all equity or equity-based awards granted, or promised to be granted, by the Corporation to Goldstein and (E) Goldstein’s termination of employment with the Corporation under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; The Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

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(b) Notwithstanding the foregoing, nothing in this Agreement will release or waive any rights or claims Goldstein may have: (i) under this Agreement or to the Severance Benefits; (ii) for indemnification under any written indemnification agreement by and between Goldstein and the Corporation and/or under applicable law or the Corporation’s charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Corporation; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Goldstein signs this Agreement; or (vii) with respect to Goldstein’s right to challenge the validity of the release under the ADEA.

(c) Additionally, while Goldstein acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Goldstein’s employment with the Corporation, the Parties agree that this Agreement shall not preclude Goldstein from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.

5. Affirmations. Goldstein affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Corporation or any of its subsidiaries or affiliates in any forum or form. Goldstein also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Goldstein disclaims and waives any right of reinstatement with the Corporation or any subsidiary or affiliate thereof.

6. Restrictive Covenants. Goldstein acknowledges and agrees that any and all restrictive covenants to which he is subject, including, but not limited to, those contained in Section 6 of the Employment Agreement, will continue in effect in accordance with the terms and conditions thereof, provided, however, the Corporation acknowledges and agrees that the provisions of Section 6(f) of the Employment Agreement, “Non-Competition”, shall be void as of and following the Termination Date and Goldstein shall have no constraint or obligation with respect to Section 6(f) of the Employment Agreement. For greater clarity, to the extent that Goldstein becomes aware of any Confidential Information during the Payment Period, he will continue to be obligated to maintain the confidentiality of such Confidential Information pursuant to Section 6(d) of the Employment Agreement and Goldstein acknowledges that the Federal Securities Laws prohibit trading in securities while in possession of material non-public information.

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7.  Consultation with Attorney; Voluntary Agreement. Goldstein acknowledges that (a) the Corporation has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Goldstein has carefully read and fully understands all of the provisions of this Agreement, and (c) Goldstein is entering into this Agreement, including the provisions set forth in Section 5 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration.

8. Revocation. Goldstein acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner. Goldstein agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Goldstein will have seven (7) calendar days from the date this Agreement is originally executed by Goldstein to revoke his consent to the terms of this Agreement. Such revocation must be in writing and sent via hand delivery or facsimile to the attention of the Corporation’s Chief People Officer, fax no: (303) 749-8220. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Goldstein, this Agreement will not become effective and Goldstein will not have any rights to the Severance Benefits. Provided that Goldstein does not revoke this Agreement within such seven-day period, this Agreement will become effective on the eighth calendar day after the date on which Goldstein signs it.

9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by overnight courier of national reputation (e.g., FedEx or UPS) or sent by registered mail, return receipt requested, as follows:

To Employer:	c/o Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, CO 80202
Attention: Chief People Officer

To Executive:	Joshua B. Goldstein
At address currently on the Corporation’s records

10. Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

11. Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for Goldstein with respect to any payment provided hereunder, and Goldstein shall be responsible for any taxes imposed on him with respect to any such payment.

12. Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto.

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13. Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

14. Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Corporation and Goldstein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Intrawest Resorts Holdings, Inc.

Dated: March 13, 2015	By:	/s/ Joshua B. Goldstein
	Name:	Joshua B. Goldstein

Dated: March 13, 2015	/s/ Carl Long
	Name:	Carl Long
	Title:	Chief Accounting Officer

[Exhibit A Follows]

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EXHIBIT A

Entity Name	Title
0827965 B.C. Ltd.	Secretary
0827965 B.C. Ltd.	Vice President
0827965 B.C. Ltd.	Director
1584041 Alberta ULC	Secretary
1584041 Alberta ULC	Vice President
1584041 Alberta ULC	Director
22 Station Development Corporation	Secretary
22 Station Development Corporation	Vice President
22 Station Development Corporation	Director
2910942 Canada Inc.	Secretary
2910942 Canada Inc.	Vice President
2910942 Canada Inc.	Director
379192 British Columbia Ltd.	Secretary
379192 British Columbia Ltd.	Vice President
379192 British Columbia Ltd.	Director
4023480 Canada Inc.	Secretary
4023480 Canada Inc.	Vice President
4023480 Canada Inc.	Director
6068057 Canada Inc.	Secretary
6068057 Canada Inc.	Vice President
6068057 Canada Inc.	Director
682523 Alberta Ltd.	Secretary
682523 Alberta Ltd.	Vice President
682523 Alberta Ltd.	Director
A Storied Place At Snowmass LLC	Director
Alpine Aerotech GP Ltd.	Vice President and Secretary
Alpine Aerotech GP Ltd.	Director
Blue Mountain Resorts GP Inc.	Vice President and Secretary
Blue Mountain Resorts GP Inc.	Director
Bugaboo Helicopter Skiing 1992 Inc.	Secretary
Bugaboo Helicopter Skiing 1992 Inc.	Vice President
Bugaboo Helicopter Skiing 1992 Inc.	Director
Canadian Mountain Holidays GP Inc.	Vice President and Secretary
Canadian Mountain Holidays GP Inc.	Director
Canmore Heli Service Ltd.	Secretary
Canmore Heli Service Ltd.	Vice President
Canmore Heli Service Ltd.	Director
CDAE Acquisitions Corporation/Corporation d’Acquisitions CDAE	Secretary
CDAE Acquisitions Corporation/Corporation d’Acquisitions CDAE	Vice President
CDAE Acquisitions Corporation/Corporation d’Acquisitions CDAE	Director
Cheat Mountain Water Company, Inc.	Secretary
Cheat Mountain Water Company, Inc.	Vice President
Cheat Mountain Water Company, Inc.	Director

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Club Intrawest Mexico, LLC	Secretary
Copper Mountain, Inc.	Secretary
Copper Mountain, Inc.	Vice President
Copper Mountain, Inc.	Director
Extraordinary Escapes Corporation	Secretary
Extraordinary Escapes Corporation	Vice President
Extraordinary Escapes Corporation	Director
First Ascent Development Corporation	Secretary
First Ascent Development Corporation	Vice President
First Ascent Development Corporation	Director
ICRE, Inc.	Secretary
ICRE, Inc.	Vice President
ICRE, Inc.	Director
Intrawest California Holdings, Inc.	Secretary
Intrawest California Holdings, Inc.	Vice President
Intrawest California Holdings, Inc.	Director
Intrawest Colorado Events Marketing Inc.	Vice President
Intrawest Colorado Events Marketing Inc.	Secretary
Intrawest Colorado Events Marketing Inc.	Director
Intrawest Golf Holdings, Inc.	Secretary
Intrawest Golf Holdings, Inc.	Vice President
Intrawest Golf Holdings, Inc.	Director
Intrawest Hawaii, Inc.	Secretary
Intrawest Hawaii, Inc.	Vice President
Intrawest Hawaii, Inc.	Director
Intrawest Hospitality Management, Inc.	Secretary
Intrawest Hospitality Management, Inc.	Vice President
Intrawest Hospitality Management, Inc.	Director
Intrawest Marketing, Inc.	Secretary
Intrawest Marketing, Inc.	Vice President
Intrawest Marketing, Inc.	Director
Intrawest Mountain Adventures, Inc.	Vice President and Secretary
Intrawest Mountain Adventures, Inc.	Director
Intrawest Operations Group Holdings, LLC	Executive Vice President, Chief General Counsel and Corporate Secretary
Intrawest Operations Group, LLC	Executive Vice President, Chief General Counsel and Corporate Secretary
Intrawest Operations Group, LLC	Manager
Intrawest Resort Ownership U.S. Corporation	Secretary
Intrawest Resort Ownership U.S. Corporation	Vice President
Intrawest Resort Ownership U.S. Corporation	Director
Intrawest Resorts Holdings, Inc.	Executive Vice President, Chief General Counsel and Corporate Secretary
Intrawest Restaurants Hawaii Holdings, Inc.	Director
Intrawest Restaurants Hawaii Holdings, Inc.	President and Secretary
Intrawest Restaurants Hawaii, Inc.	Director
Intrawest Restaurants Hawaii, Inc.	President and Secretary
Intrawest Retail Group, Inc.	Secretary
Intrawest Retail Group, Inc.	Vice President

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Intrawest Retail Group, Inc.	Director
Intrawest Shared Services, Inc.	Secretary
Intrawest Shared Services, Inc.	Vice President
Intrawest Shared Services, Inc.	Director
Intrawest Snowshoe Development, Inc.	Secretary
Intrawest Snowshoe Development, Inc.	Vice President
Intrawest Snowshoe Development, Inc.	Director
Intrawest Stratton Development Corporation	Secretary
Intrawest Stratton Development Corporation	Vice President
Intrawest Stratton Development Corporation	Director
Intrawest Trading Company Inc.	Secretary
Intrawest Trading Company Inc.	Vice President
Intrawest Trading Company Inc.	Director
Intrawest U.S. Commercial Property Management, Inc.	Secretary
Intrawest U.S. Commercial Property Management, Inc.	Vice President
Intrawest U.S. Commercial Property Management, Inc.	Director
Intrawest U.S. Holdings Inc.	Corporate Secretary
Intrawest U.S. Holdings Inc.	Director
Intrawest U.S. Holdings Inc.	Executive Vice President, Chief General Counsel and Corporate Secretary
Intrawest ULC	Director
Intrawest ULC	Executive Vice President, Chief General Counsel and Corporate Secretary
Intrawest Ventures, Inc.	Secretary
Intrawest Ventures, Inc.	Vice President
Intrawest Ventures, Inc.	Director
Intrawest Waikoloa, Inc.	Secretary
Intrawest Waikoloa, Inc.	Vice President
Intrawest Waikoloa, Inc.	Director
Intrawest/Eagle’s Nest, Inc.	Secretary
Intrawest/Eagle’s Nest, Inc.	Vice President
Intrawest/Eagle’s Nest, Inc.	Director
Intrawest/Lake Las Vegas Development Corporation	Secretary
Intrawest/Lake Las Vegas Development Corporation	Vice President
Intrawest/Lake Las Vegas Development Corporation	Director
Intrawest/Lodestar Development Company	Secretary
Intrawest/Lodestar Development Company	Vice President
Intrawest/Lodestar Development Company	Director
Intrawest/Winter Park Development Corporation	Secretary
Intrawest/Winter Park Development Corporation	Vice President
Intrawest/Winter Park Development Corporation	Director
Intrawest/Winter Park Holdings Corporation	Secretary
Intrawest/Winter Park Holdings Corporation	Vice President
Intrawest/Winter Park Holdings Corporation	Director
Intrawest/Winter Park Operations Corporation	Secretary
Intrawest/Winter Park Operations Corporation	Vice President
Intrawest/Winter Park Operations Corporation	Director
Intrawest/Winter Park Restaurant Corporation	Director
IRG Restaurant Company	Director

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Juniper Properties, Inc.	Secretary
Juniper Properties, Inc.	Vice President
Juniper Properties, Inc.	Director
Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Secretary
Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Vice President
Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Director
Mountain Community Management, LLC	Secretary
Mountain Community Management, LLC	Vice President
Northwest Maui Corporation	Secretary
Northwest Maui Corporation	Vice President
Northwest Maui Corporation	Director
Playground Destination Properties Inc.	Secretary
Playground Destination Properties Inc.	Vice President
Playground Destination Properties Inc.	Director
Playground Real Estate GP Ltd.	Secretary
Playground Real Estate GP Ltd.	Vice President
Playground Real Estate GP Ltd.	Director
Playground Real Estate Inc.	Secretary
Playground Real Estate Inc.	Vice President
Playground Real Estate Inc.	Director
Playground Real Estate Ltd.	Secretary
Playground Real Estate Ltd.	Vice President
Playground Services Inc.	Secretary
Playground Services Inc.	Vice President
Playground Services Inc.	Director
Resort Reservations Network, Inc.	Secretary
Resort Reservations Network, Inc.	Vice President
Resort Reservations Network, Inc.	Director
Sandestin Resort & Club, Inc.	Secretary
Sandestin Resort & Club, Inc.	Vice President
Sandestin Resort & Club, Inc.	Director
Snowshoe Mountain Homes, LLC	Secretary
Snowshoe Mountain Homes, LLC	Vice President
Snowshoe Mountain, Inc.	Secretary
Snowshoe Mountain, Inc.	Vice President
Snowshoe Mountain, Inc.	Director
Sock 1, LLC	Director
Sock 1, LLC	Vice President and Secretary
Sock 2, LLC	Director
Sock 2, LLC	Vice President and Secretary
Sock 3, LLC	Director
Sock 3, LLC	Vice President and Secretary
Sock 4, Inc.	Director
Sock 4, Inc.	Vice President and Secretary
Sock 5, Inc.	Director
Sock 5, Inc.	Vice President and Secretary
Sock 6, Inc.	Director
Sock 6, Inc.	Vice President and Secretary

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Steamboat Ski & Resort Corporation	Secretary
Steamboat Ski & Resort Corporation	Vice President
Steamboat Ski & Resort Corporation	Director
The Stratton Corporation	Secretary
The Stratton Corporation	Vice President
The Stratton Corporation	Director
Tower Ranch Development Ltd.	Director
Tower Ranch Holding Corporation	Director
Tower Ranch Holding Corporation	Vice President and Secretary
Upper Bench Development Corporation	Secretary
Upper Bench Development Corporation	Vice President
Upper Bench Development Corporation	Director
Walton Pond Apartments, Inc.	Secretary
Walton Pond Apartments, Inc.	Vice President
Walton Pond Apartments, Inc.	Director
Westbrook Development Corporation	Secretary
Westbrook Development Corporation	Vice President

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